FOR IMMEDIATE RELEASE
December 6, 1999

                                                     Contact: Thomas W. Winfree
                                                                   540-886-0796


             COMMUNITY FINANCIAL CORPORATION ANNOUNCES STOCK BUYBACK

         Staunton, VA - Community Financial Corporation (NASDAQ: CFFC) announced today that the Company's Board of Directors has authorized the repurchase of up to 5% of the Company's outstanding common stock. The company currently has 2,572,146 issued and outstanding shares of common stock.

         Repurchases are authorized to be made by the Company from time to time in open market or privately negotiated transactions during the next several months as, in the opinion of management, market conditions warrant. The repurchased shares will be held as un-issued stock and will be available for general corporate purposes.

         "The stock buyback is one of the steps that management is taking to increase shareholder value," stated Thomas W. Winfree, President and Chief Executive Officer of the Company. "We believe that this is a prudent use of the Company's capital."

         Community Financial, headquartered in Staunton, Virginia, is the holding company for Community Bank and had assets in excess of $230 million at September 30, 1999 and has offices in Staunton, Waynesboro, Stuarts Draft, and Virginia Beach. Its mortgage-banking subsidiary is headquartered in Richmond, Virginia.